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                                EXHIBIT (c)(11)

                              AMENDMENT NO. 1 TO
                         SHAREHOLDER RIGHTS AGREEMENT

         This Amendment No. 1 (the "Amendment"), dated as of March 13, 1997, to that certain Shareholder Rights Agreement, originally dated as of July 25, 1995 (the "Agreement"), between Communications Central Inc., a Georgia corporation (the "Company"), and First Union National Bank of North Carolina, a national bank (the "Rights Agent").

                             W I T N E S S E T H:

         WHEREAS, the Board of Directors, acting through a majority of "Disinterested Directors" (as defined in the Agreement), has decided to amend the term "Acquiring Person" as defined in the Agreement in order to introduce into such term an element of discretion on the part of the Disinterested Directors to determine whether a Person is adverse to the Company or not and, if so, should therefore face the dilutive consequences that the Agreement is, in certain circumstances described therein, designed to create; and

         WHEREAS, a Distribution Date has not yet occurred and therefore the Disinterested Directors have broad authority under Section 26 of the Agreement to amend or supplement the Agreement as contemplated hereby.

         NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

         1. Section 1(a) of the Agreement is hereby amended and restated in its entirety as follows:

                           (a) "Acquiring Person" shall mean any Person or
                  group (as defined in Section 13(d)(3) of the Exchange Act) of Persons, acting together, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, who or which, together with all Affiliates and Associates of such Person(s), is or shall become the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan or employee stock ownership trust or plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan. Notwithstanding the foregoing, if the Disinterested Directors determine in good faith that a Person or group who or which would otherwise be an "Acquiring Person" as defined above (i) has become such inadvertently, and such Person or group takes action, as promptly as practicable, whether by divestiture of a sufficient


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                  number of shares of Common Stock so that such Person or
                  group would no longer be an "Acquiring Person" or otherwise, or (ii) does not pose a threat to the viability and strategic objectives of the Company of a kind that this Agreement was designed to prevent, then such Person or group shall not be deemed to be an Acquiring Person for purposes of this Agreement. The Disinterested Directors may condition such finding (or impose any conditions in relation to such finding) based on such factors that they, in their sole discretion, deem necessary or advisable to protect the best interests of the Company.

         2. In all other respects, the Agreement shall remain unamended; provided, however, that the Secretary of the Company may include the foregoing amendment in the body of the Agreement such that the Agreement exists in an amended and restated form.

         3. Except as the term "Acquiring Person" shall have been redefined herein, capitalized terms used in this Agreement shall have the meanings ascribed to such terms in the Agreement.

         4. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Georgia.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


Attest:                                     COMMUNICATIONS CENTRAL INC.



By: /s/Barry E. Selvidge                    By:   /s/Rodger L. Johnson
    -----------------------------------           ---------------------------
      Barry E. Selvidge                           Rodger L. Johnson
      Vice President and General Counsel          Chief Executive Officer


Attest:                                     FIRST UNION NATIONAL BANK OF
                                            NORTH CAROLINA



By:                                          By:  /s/ /Francis Beam
   -------------------------------------          ----------------------------
   Name:                                          Name:
        --------------------------------                ----------------------
   Title:                                         Title:
         -------------------------------                ----------------------

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